                                                                  Exhibit (c)(4)
                                                                  --------------

                               DUFF & PHELPS, LLC
               INVESTMENT BANKING AND FINANCIAL ADVISORY SERVICES

--------------------------------------------------------------------------------


                              LIQUIDATION ANALYSIS

                          TO THE BOARD OF TRUSTEES OF


                         FIRST UNION REAL ESTATE EQUITY
                                      AND
                              MORTGAGE INVESTMENTS


                                JANUARY 18, 2002


--------------------------------------------------------------------------------

The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

TABLE OF CONTENTS


     I.        Summary of Engagement

     II.       Liquidation Analysis Assumptions

     III.      Hypothetical Liquidation Analysis

     IV.       Company Overview

     V.        Circle Tower Overview

     VI.       Park Plaza Overview

     VII.      VenTek International Overview

     VIII.     Interim Cash Flow Calculations

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -1-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

SUMMARY OF ENGAGEMENT

First Union Real Estate Equity and Mortgage Investments ("First Union" or the "Company") engaged Duff & Phelps as financial advisor to the Special Committee of the Board of Trustees (the "Special Committee") of First Union to determine whether the consideration to be received by the common shareholders in the proposed transaction is fair to the non-management common shareholders of First Union from a financial point of view. As part of its fairness analysis, Duff & Phelps performed the following hypothetical liquidation analysis of First Union.

Duff & Phelps was not engaged to render, nor are we purporting to render, any appraisal or definitive report as to the value (under an orderly liquidation scenario or otherwise) of the Company's securities or individual assets or liabilities. The enclosed estimates have been prepared based upon the information we and our counsel have obtained from the Company and the Company's agents, which information we have assumed is reliable. Furthermore, the conditions affecting the value of the assets we have reviewed, including the market for such assets, have changed significantly during the time we have acted as the Special Committee's financial advisor and may continue to change significantly in the future.

Our analysis is based on numerous assumptions, including (i) estimates of transaction costs involved in liquidating the Company's assets and paying liabilities on an orderly basis, (ii) the validity of appraisals and estimates of other professionals, (iii) the ability to conduct an orderly disposition of assets, and (iv) other assumptions that are disclosed herein and that we will discuss with you at our meeting. Such estimates and assumptions are inherently subject to significant uncertainties. There can be no assurance that the liquidation value indicated in this analysis would be realized if the Company was, in fact, to undergo a liquidation.

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -2-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

HYPOTHETICAL LIQUIDATION ANALYSIS - GENERAL ASSUMPTIONS

     *    Orderly liquidation of assets

     *    Circle Tower sold by June 30, 2002 with ground lease adjustment

     *    Park Plaza property & VenTek liquidated or sold by December 31, 2003

     *    VenTek performance bonds not drawn

     *    No value attributed to HQ Global Preferred Stock

     *    Peach Tree Mall verdict not appealed

     *    All liabilities paid on June 30, 2002 including:

          -    Senior Notes

          -    Preferred Shares

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -3-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

HYPOTHETICAL LIQUIDATION ANALYSIS - GENERAL ASSUMPTIONS (CONT'D)

     * Unidentified contingent liabilities and expenses do not exceed $1 million reserve built into analysis

     *    Distribution Dates:

          -    June 30, 2002

          -    December 31, 2003

     * Net present value analysis as of June 30, 2002 assuming a 20% discount rate

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -4-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

HYPOTHETICAL LIQUIDATION ANALYSIS - ADDITIONAL ASSUMPTIONS

     *    Additional Assumptions Applicable to Low Range:

          - Circle Tower is valued using a net operating income capitalization rate of 12%

          - Park Plaza is valued assuming the construction of Summit Mall, and Dillard's vacates Park Plaza in April 2004

          -    VenTek is not sold

     *    Additional Assumptions Applicable to High Range:

          - Circle Tower is valued using a net operating income capitalization rate of 10%

          - Park Plaza is valued as a going concern assuming competing mall is not constructed

          - VenTek is sold at December 31, 2003 for 1.2x parking revenue less negative free cash flow

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -5-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

RISKS OF LIQUIDATION

     *    Certain assets are difficult to sell

     *    Uncertain cost of liquidation

     *    Uncertain shareholder realization

     *    Uncertain cost of continuing operations

     *    Risk of unforeseen expenses and liabilities

     *    Uncertain timing of second distribution

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -6-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

HYPOTHETICAL LIQUIDATION ANALYSIS


      -------------------------------------------- --------------------------   ------------------------------
                                                   June 30, 2002 Distribution   December 31, 2003 Distribution
                                                   --------------------------   ------------------------------
      ($000's)                                        ------  Range ------            ------  Range ------
      --------------------------------------------   --------      --------          --------       -------
      ASSETS
      ------
        Cash and Equivalents
                    Unrestricted                     $  2,743      $  2,743          $  6,500       $ 6,500
                    Restricted                          1,227         1,227                 -             -
        Treasury Investments                          115,832       115,832                 -             -
        Real Estate Investments:                            -             -                 -             -
                    Park Plaza Mall                         -             -             3,740        31,426
                    Circle Tower                        1,900         2,500                 -             -
        Accounts Receivable                               591           591                 -             -
        Ventek                                           (160)            -            (1,300)        1,700
      --------------------------------------------   --------      --------          --------       -------
      TOTAL ASSETS                                   $122,133      $122,893          $  8,940       $39,626

      LIABILITIES & PREFERRED STOCK
      -----------------------------
        Accounts Payable/ Accrued Liabilities           4,485         4,485                 -             -
        Additional Accrual for Transaction Costs        2,500         2,500                 -             -
        Note Payable                                       97            97                 -             -
        Senior Notes                                   12,538        12,538                 -             -
        Preferred Shares of Beneficial Interest(1)     24,620        24,620                 -             -
      --------------------------------------------   --------      --------          --------       -------
      TOTAL LIABILITIES                              $ 44,240      $ 44,240          $      0       $     0

      INTERIM CASH FLOWS                                 (271)         (271)            2,655         2,655

      RESERVES FOR VENTEK BONDS                      $  6,500      $  6,500          $      0       $     0
      --------------------------------------------   --------      --------          --------       -------
      NET CASH FOR DISTRIBUTION TO COMMON            $ 71,122      $ 71,882          $ 11,595       $42,281
      ============================================   ========      ========          ========       =======

      Total Common Shares Outstanding                  34,806        34,806            34,806        34,806

      NET DISTRIBUTION PER COMMON SHARE              $   2.04      $   2.07          $   0.33       $  1.21
      ============================================   ========      ========          ========       =======
      Present Value of Distribution per Share(2)     $   2.04      $   2.07          $   0.25       $  0.92
      ============================================   ========      ========          ========       =======

      ----------------------------------------------------------------------
      Summary Net Present Value per Share               $2.29        $2.99
      ----------------------------------------------------------------------

(1) Based on liquidation preference price of $25 and 984,800 shares outstanding.
(2) Net present value as of June 30, 2002 assuming a 20% discount rate.

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -7-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

COMPANY OVERVIEW


     *    First Union is a publicly traded REIT


     * Trading price in the last six months ranged from $2.25 to $2.68 per share


     *    Closing price of $2.44 on January 17, 2002


     * Primary asset is approximately $120 million in cash with other assets that include a shopping center in Little Rock, Arkansas and an office building in Indianapolis, Indiana


     * Corporate liabilities include $12.5 million of 8-7/8% Senior Notes due 2003 and $24.6 million in preferred shares



                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -8-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

DUE DILIGENCE

     * We have relied on the information provided by the Company, without independent verification. We have assumed that the information provided fairly represents the results of the operations and financial position of the Company. With regards to our analysis of First Union, among other things, we performed the following due diligence:

          - Reviewed the Company's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the nine-months ended September 30, 2001

          - Reviewed First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current financial statements available

          - Held discussions with the Company's financial accounting and reporting managers at Imowitz Koenig & Company, LLP

          - Reviewed other pertinent Company, industry and economic information

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -9-                           CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

CIRCLE TOWER

     *    Description

          -    Office building in downtown Indianapolis, Indiana

          -    Constructed in 1930

          - 90,000 square feet of office space, 22,000 square feet of retail space

          -    Occupancy rate at 90%

          -    $600,000 - $800,000 in deferred maintenance

          - Upon change of ownership, annual ground lease is expected to increase from $18,000 to approximately $270,000


     *    Other Considerations

          - Once the increased ground lease is factored into sale price expectations, Neil Koenig believes that Circle Tower should be relatively easy to sell

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -10-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

CIRCLE TOWER

     *    Due Diligence

          - Discussions with David Schonberger of Radiant Partners, which is the property manager

          - Discussions with Bruce Gordon, an unrelated property manager in the Indianapolis marketplace

          - Discussions with Fred Turzo of Turzo and Bologna, an Indianapolis real estate appraisal firm

          - Discussions with Ron O'Keefe of Hahn Loeser Parks, the Company's legal counsel

          - Review and analysis of Circle Tower income statements for the years ended December 31, 1998 through 2000 and the eight-month period ended August 31, 2001

          - Review of certain memoranda prepared by Hahn Loeser Parks with respect to the Circle Tower ground leases

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -11-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

CIRCLE TOWER - SUMMARY OF ANALYSIS

Capitalization of Net Operating Income Method:


                                ($000s)
               -----------------------------------------------------------
                                                               Proceeds
                                Less:                          After 5%
               Indicated        Deferred         Property      Transaction
Cap Rate       Value(1)         Maintenance      Value         Cost
--------       ---------        -----------      --------      -----------

  10%            3,200             (600)           2,600         2,500

  11%            2,900             (600)           2,300         2,200

  12%            2,600             (600)           2,000         1,900


                   ---------------------------------------------
                     Concluded Value:    $1.9 to $2.5 million
                   ---------------------------------------------

(1) Based on Net Operating Income adjusted for nonrecurring items, normal maintenance reserves, and ground lease step-up.

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -12-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

PARK PLAZA MALL

     *    Description

          -    Centrally located in Little Rock, Arkansas

          -    Dillard's is the only anchor tenant occupying two stores

          -    Dillard's owns 12.7 acres comprising 284,000 square feet

          -    Company owns 10.7 acres comprising 262,000 square feet

          -    Constructed in 1988 and in good overall condition

          -    Occupancy rate approximately 93%


     *    Other Considerations

          - Simon Property and Dillard's are investigating the possibility of developing a new mega mall ("Summit Mall") 3 miles from Park Plaza

          - If Summit Mall is constructed, high probability that Dillard's will vacate its stores at Park Plaza and relocate

          - Simon property is simultaneously investigating developing a new, smaller mall, instead, at a different location. Dillard's would most likely maintain at least one store at Park Plaza

          - Dillard's operating covenant with Park Plaza expires in July 2003. Dillard's would then be able to abandon its space at Park Plaza

          - The uncertainty with respect to Dillard's reduces the marketability and value of Park Plaza

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -13-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

PARK PLAZA MALL

     *    Due Diligence

          - Held discussions with Anne Zahner of Radiant Partners, LLC, regarding the history, financial condition, and future prospects of Park Plaza

          - Held discussions with Dan Wright, Esq. of Arden & Hayden, LLP, regarding the litigation to prevent the development of Summit Mall

          - Reviewed the appraisal of Park Plaza Mall prepared by Cushman & Wakefield, Inc. as of May 10, 2001 and held discussions with Ronald Potts of Cushman & Wakefield, regarding the appraisal

          - Reviewed the financial statement presentation for the fiscal year ended December 31, 2000 prepared by Landau & Heyman, which included tenant sales analysis, occupancy report, and detailed rent roll

          - Reviewed a purchase proposal for the real property and improvements of Park Plaza submitted by Gregory Greenfield & Associates dated November 27, 2000

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -14-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

PARK PLAZA - SUMMARY OF ANALYSIS

     *    Cushman and Wakefield appraisal (1):

          -    Scenario 1 - Dillard's remains an anchor tenant of Park Plaza

               - Comparable sales approach yielded a value of $78.0 million (before debt)

               - Income capitalization approach utilizing a discounted cash flow and a terminal year capitalization rate yielded a value of $75.0 million (before debt)

               -    Valuation conclusion of $75.0 million

               - After deducting debt at December 31, 2003 of $41.3 million and transaction costs of 3%, the net value is $31.4 million


          - Scenario 2 - Dillard's leaves Park Plaza and the anchor spaces remain vacant

               - Assumes that Park Plaza will default on its loan in year 2005. The only value is from the interim cash flows collected before the loan default

               -    Assumes Dillard's will vacate from Park Plaza in April 2004

               - Net present value of cash flows for years 2004 & 2005 is $3.7 million


          (1) Valuation date as of May 10, 2001.

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -15-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

VENTEK INTERNATIONAL

     *    Description

          -    Design, manufacture and sale of payment ticketing machines
          -    40 years selling vending systems to the parking industry
          -    Recently expanded to public transit market
          - VenTek was awarded contracts by three different public transportation agencies in California
          - VenTek has experienced technical difficulties in the execution of these contracts, leading to delays in completion
          - In fiscal 2000, VenTek generated $5.6 million in revenue and $2.8 million in losses
          -    Historic losses have been funded by First Union


     *    Other Considerations

          - Two of the transit contracts are subject to a 2-year warranty period. Although all of the ticketing machines have been delivered, there is no official sign-off indicating that the warranty period has begun
          - VenTek posted $11.5 million in surety bonds. $5 million is tied to product delivery. $6.5 million is tied to performance
          - Until the warranty period expires, the Company will need to retain $6.5 million to cover the performance surety bonds. It is estimated that the warranty period will expire around December 31, 2003
          - Company management believes that it is unlikely that First Union will have to perform on the surety bonds

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -16-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

VENTEK INTERNATIONAL

     *    Due Diligence

          - Held discussions with Richard Infantino, interim President of VenTek, regarding the history, financial condition and future prospects for VenTek

          - Held discussions with Neil Koenig of Imowitz Koenig & Company, LLP, regarding the surety bonds and product warranties

          - Held discussions with representatives of the Hamilton Capital Group regarding its efforts to sell VenTek

          - Reviewed VenTek's financial statements, including audited financial statements for fiscal years ended December 31, 1999 and 2000 and interim unaudited financial statements for the six months ended June 30, 2001

          - Analyzed VenTek management's estimates of the expected cash flows and funds required to continue VenTek's operations through its contracted period

          - Reviewed various contracts and surety, payment, and performance bond agreements

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -17-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

VENTEK INTERNATIONAL - SUMMARY OF ANALYSIS

     *    Assumptions

          - The public transit business will continue for two more years until completion of the warranty periods for existing contracts and then be dissolved
          - In December 2003, the VenTek parking business will either be sold or dissolved
          - Between June 30, 2002 and December 31, 2003, VenTek is projected to lose approximately $1.3 million
          - If VenTek's parking business is dissolved, First Union would still need to contribute approximately $1.3 million to fund the company's operations
          - If VenTek's parking business is sold, the sales proceeds would be netted against the $1.3 million in operating losses

          ------------------------------------------------------------------
              As of December 31, 2003                             ($000s)

              Estimated FY '03 Revenue - Parking Operations       $2,640

                   Capitalization Multiple (1)                       1.2x
                                                                     ----

              Terminal Value Based Multiple of Parking Revenue     3,168

                   Less: Transaction Costs at 5%                    (158)
                   Less: Operating Losses                         (1,300)

             ------------------------------------------------------------
              Estimated 2003 high-end value for Ventek (rounded)  $1,700
             ------------------------------------------------------------


             (1) Based on comparable public company analysis.

          ------------------------------------------------------------------

          -    Concluded estimated value as of December 31, 2003:
               ($1.3) million to $1.7 million

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -18-                          CONFIDENTIAL

                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------

INTERIM CASH FLOW CALCULATIONS

 ------------------------------------------------------------------------------
                                                      ($000's)

                                              (6 months)       (18 months)
                                            --------------   -----------------
   INTERIM CASH FLOW CALCULATIONS           June 30, 2002    December 31, 2003
                                            --------------   -----------------

      Interest Income (1)                          $1,188              $   196

      Net Cash flow from Park Plaza (2)             1,264                3,791

      Net Cash flow from Circle Tower (3)             275                    -

                                            --------------   -----------------
      Income Before Corporate Expenses              2,727                3,986

      Less: Corporate Expenses                       (624)              (1,331)

      Less: Interest on Senior Notes                 (823)                   -

      Less: Preferred Dividends                    (1,551)                   -
                                            --------------   -----------------

      Total Interim Cash Flows                      ($271)             $ 2,655
      ===================================   ==============   =================

 ------------------------------------------------------------------------------

Notes:

     (1)   Cash and equivalents assumed to earn interest at 2% per annum.

     (2) Park Plaza net cash flow based on projections included in Cushman & Wakefield appraisal less debt service. Park Plaza is assumed to be held until December 31, 2003.

     (3) Circle Tower net cash flow estimated using historical financial data. Circle Tower assumed to be sold June 30,2002.

                            ----------------------------------------------------
[DUFF & PHELPS, LLC LOGO]  -----------------------------------------------------
                         -------------------------------------------------------

                                      -19-                          CONFIDENTIAL